EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 33-80607 and 333-39149) pertaining to the 1995 Share Option Plan and the 1996 Employee Share Purchase Plan of Saville Systems PLC and in the related Prospectuses of our reports dated January 22, 1998 with respect to the consolidated financial statements of Saville Systems PLC incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31,1997.

Our audits also included the financial statement schedule of Saville Systems PLC listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG

/s/ Ernst & Young

Galway, Ireland
March 23, 1998